Exhibit 99.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), effective as of October 23, 2018 (the “Effective Date”), is entered into by and among Nutrisystem, Inc., a Delaware corporation (the “Company” or “Nutrisystem”), and the persons and entities identified under that certain Schedule 13D (as defined below) as Reporting Persons (as defined therein) (each, a “Legion Party” and collectively, the “Legion Parties”). Nutrisystem and the Legion Parties are together referred to herein as the “Parties,” and each, a “Party.”

WHEREAS, the Legion Parties beneficially own 1,546,618 shares of Nutrisystem’s common stock, par value $0.001 per share (the “Common Stock”), as of the date of this Agreement;

WHEREAS, Nutrisystem has engaged a nationally recognized executive and director recruiting firm that has assisted Nutrisystem’s Board of Directors (the “Board”) and its Nominating and Corporate Governance Committee (the “Nominating Committee”) to conduct a complete review (the “Candidate Review”) of dozens of potential candidates for the Board;

WHEREAS, the Board has determined to add two new independent directors to the Board who were part of the comprehensive Candidate Review and one of whom was suggested and recommended by the Legion Parties;

WHEREAS, the Legion Parties have introduced a leading global management consulting firm (together with its Affiliates, the “Leading Global Consultant”) to Nutrisystem and requested that Nutrisystem engage the Leading Global Consultant for consultancy services; and

WHEREAS, Nutrisystem has reached an agreement with the Legion Parties with respect to certain matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Board Composition.

(a) Board Matters. Prior to the Effective Date, (i) the Nominating Committee has reviewed and approved the qualifications of Tricia Han and Benjamin Kirshner (each of Ms. Han and Mr. Kirshner, a “New Director” and together, the “New Directors”) to serve as members of the Board and (ii) the Board has confirmed that each New Director is an “Independent Director” as defined in The Nasdaq Stock Market LLC (“Nasdaq”) Listing Rule 5605. In connection with the foregoing, and as a condition to each New Director’s appointment to the Board, each New Director has provided to Nutrisystem information required to be disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange regulations, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and a fully completed copy of Nutrisystem’s director candidate questionnaire and other reasonable and customary director onboarding documentation, and has consented to appropriate background checks comparable to those undergone by other non-management directors of Nutrisystem. The Board and all applicable committees of the Board shall take all necessary actions to:

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(i) no later than October 23, 2018, increase the size of the Board’s membership by two (2) and appoint each of the New Directors as a director of Nutrisystem with a term expiring at the 2019 annual meeting of stockholders of Nutrisystem (the “2019 Annual Meeting”); and

(ii) nominate each New Director (or any Replacement pursuant to Section 1(c)) as a candidate for reelection to the Board at the 2019 Annual Meeting with a term expiring at the 2020 annual meeting of stockholders of Nutrisystem (the “2020 Annual Meeting”); provided, however, that as a condition to Nutrisystem’s obligation to nominate each of the New Directors (or any Replacement) for reelection at the 2019 Annual Meeting, each New Director (or any Replacement) shall be required to provide information required to be disclosed by directors or director candidates in proxy statements or other filings under applicable law or stock exchange regulations, and as requested by the Company from all members of the Board, in each case as promptly as necessary to enable the timely filing of the Company’s proxy statement and other periodic reports with the Securities and Exchange Commission (the “SEC”); shall have complied at all times with the Company Policies (as defined below); and shall consent to appropriate background checks comparable to those undergone by all other non-management directors of Nutrisystem.

At the 2019 Annual Meeting, Nutrisystem agrees to recommend, support and solicit proxies for the election of each New Director (and any Replacement) in the same manner as Nutrisystem has supported its nominees for election at prior annual meetings of stockholders at which the election of directors was uncontested. Nutrisystem agrees that each New Director (and any Replacement) shall receive (i) the same benefits of director and officer insurance, and any indemnity and exculpation arrangements available generally to the directors on the Board, (ii) the same compensation for his or her service as a director as the compensation received by other non-management directors on the Board, and (iii) such other benefits on the same basis as all other non-management directors on the Board.

(b) Board Policies and Procedures. Each Party acknowledges that each New Director (and any Replacement), upon appointment to the Board, shall be governed by all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board, including, but not limited to, Nutrisystem’s Corporate Governance Guidelines, Code of Conduct, Insider Trading Policy, Stock Ownership Guidelines, Anti-Hedging Policy, Clawback Policy and any other policies on stock ownership, public disclosures and confidentiality (collectively, the “Company Policies”), and shall be required to strictly adhere to Nutrisystem’s policies on confidentiality imposed on all members of the Board.

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(c) Replacement Rights. If, from the Effective Date until the expiration of the Standstill Period (as defined below), Tricia Han or any Replacement is unable or unwilling to serve as an independent director for any reason, the Legion Parties shall identify a replacement director (a “Replacement”) with relevant financial and business experience, who qualifies as “independent” pursuant to Nasdaq’s listing standards, the SEC rules and regulations and who is not an officer, director, employee or Affiliate (as defined below) of any Legion Party and who does not receive compensation from the Legion Parties, whose qualifications are substantially similar to Tricia Han, and such Replacement shall be expeditiously appointed to the Board subject to the approval (not to be unreasonably withheld) by the Nominating Committee, after exercising its good faith customary due diligence process and fiduciary duties (and who satisfies the Company Policies applicable to all directors). Any Replacement appointed to the Board in accordance with this Section 1(c) shall be appointed to any applicable committees of the Board of which the replaced former director was a member immediately prior to such director’s resignation or removal. Any rights or obligations of the Board and the Legion Parties as provided in this Section 1(c) shall terminate when the Legion Parties cease to beneficially own, in the aggregate, at least half of the outstanding shares of Common Stock beneficially owned by the Legion Parties as of the Effective Date. In the event the Nominating Committee determines in good faith not to appoint any Replacement proposed by the Legion Parties, the Parties shall have the right to propose additional Replacements for consideration, and the provisions of this Section 1(c) shall continue to apply.

2. Voting. From the Effective Date until the Termination Date (as defined below) (the “Standstill Period”), each of the Legion Parties agrees that it will appear in person or by proxy at each annual or special meeting of stockholders of Nutrisystem (including any adjournment, postponement, rescheduling or continuation thereof), whether such meeting is held at a physical location or virtually by means of remote communications, and vote (or execute a consent with respect to) all shares of Common Stock beneficially owned by such Legion Party in accordance with the Board’s recommendations with respect to (a) each election of directors and any removal of directors, (b) the ratification of the appointment of the Company’s independent registered public accounting firm, (c) the Company’s “say-on-pay” proposal and (d) any other proposal to be submitted to the stockholders of Nutrisystem by either Nutrisystem or any stockholders of Nutrisystem; provided, however, that in the event that both Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) recommend otherwise with respect to any proposal submitted by Nutrisystem or any of its stockholders (other than proposals relating to the election or removal of directors), each of the Legion Parties will be permitted to vote in accordance with the ISS and Glass Lewis recommendations; provided, further, that each of the Legion Parties shall be permitted to vote in its discretion on any proposal of the Company in respect of any Extraordinary Transaction (as defined below).

3. Mutual Non-Disparagement.

(a) Subject to Section 5, each Legion Party agrees that, during the Standstill Period, neither it nor any of its Representatives (as defined below) shall, and it shall cause each of its Representatives not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be disparaging toward Nutrisystem or any of its Representatives.

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(b) Nutrisystem hereby agrees that, during the Standstill Period, neither it nor any of its Representatives shall, and it shall cause each of its Representatives not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be disparaging toward any Legion Party or its Representatives.

(c) Notwithstanding the foregoing, nothing in this Section 3 or elsewhere in this Agreement shall prohibit any Party from making any statement or disclosure required under the federal securities laws or other applicable laws (including to comply with any subpoena or other legal process from any governmental or regulatory authority with competent jurisdiction over the relevant Party hereto) or stock exchange regulations; provided, however, that, unless prohibited under applicable law, such Party must provide written notice to the other Party at least one (1) business day prior to making any such statement or disclosure required under the federal securities laws or other applicable laws or stock exchange regulations that would otherwise be prohibited by the provisions of this Section 3, and reasonably consider any comments of such other Party.

(d) The limitations set forth in Section 3(a) and 3(b) shall not prevent any Party from responding to any public statement made by the other Party of the nature described in Section 3(a) and 3(b) if such statement by the other Party was made in breach of this Agreement.

4. No Litigation.

(a) The Legion Parties covenant and agree that, during the Standstill Period, they shall not, and shall not permit any of their Representatives to, alone or in concert with others, knowingly encourage or pursue, or knowingly support or assist any other person to threaten, initiate or pursue, any lawsuit, claim or proceeding before any court or governmental, administrative or regulatory body (collectively, “Legal Proceeding”) against Nutrisystem or any of its Representatives, in each case based on claims arising out of any facts known by the Legion Parties or any of their respective Representatives as of the Effective Date; provided, however that the foregoing shall not prevent the Legion Parties or any of their respective Representatives from initiating any Legal Proceeding solely to remedy a breach of or to enforce this Agreement, making counterclaims with respect to any Legal Proceeding initiated by, or on behalf of, Nutrisystem against a Legion Party, or responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, the Legion Parties or any of their Representatives; provided, further, that in the event that any of the Legion Parties or any of their Representatives receives such Legal Requirement, the Legion Parties shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to Nutrisystem.

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(b) Nutrisystem covenants and agrees that, during the Standstill Period, it shall not, and shall not permit any of its Representatives to, alone or in concert with others, knowingly encourage or pursue, or knowingly support or assist any other person to threaten, initiate or pursue, any Legal Proceedings against any of the Legion Parties or any of their respective Representatives in each case based on claims arising out of any facts known by Nutrisystem or any of its Representatives as of the Effective Date; provided, however, that the foregoing shall not prevent Nutrisystem or any of its Representatives from initiating any Legal Proceeding solely to remedy a breach of or to enforce this Agreement, making counterclaims with respect to any Legal Proceeding initiated by, or on behalf of, the Legion Parties against Nutrisystem or any of its Representatives, or responding to a Legal Requirement in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, Nutrisystem or any of its Representatives; provided, further, that in the event Nutrisystem or any of its Representatives receives such Legal Requirement, Nutrisystem shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to the Legion Parties.

5. Standstill.

(a) During the Standstill Period, each Legion Party shall not, and shall cause its Representatives not to, directly or indirectly:

(i) make any announcement or proposal with respect to, or offer, seek, propose or indicate an interest in, (A) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of Nutrisystem or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to Nutrisystem or any of its subsidiaries or (C) any form of tender or exchange offer for shares of Common Stock, whether or not such transaction involves a Change of Control (as defined below) of Nutrisystem; it being understood that the foregoing shall not prohibit the Legion Parties or their Affiliates from acquiring Common Stock within the limitations set forth in Section 5(a)(iii);

(ii) engage in any solicitation of proxies or written consents to vote any voting securities of Nutrisystem, or conduct any type of binding or nonbinding referendum with respect to any voting securities of Nutrisystem, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to, or from the holders of, any voting securities of Nutrisystem, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to vote any securities of Nutrisystem (including by initiating, encouraging or participating in any “withhold” or similar campaign);

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(iii) purchase or otherwise acquire, or offer, seek, propose or agree to acquire, ownership (including beneficial ownership) of any securities of Nutrisystem, any direct or indirect rights or options to acquire any such securities, any derivative securities or contracts or instruments in any way related to the price of shares of Common Stock, or any assets or liabilities of Nutrisystem; provided that the Legion Parties and their Affiliates, in the aggregate, may acquire beneficial ownership of up to 9.9% of the outstanding shares of Common Stock;

(iv) seek to advise, encourage or influence any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of Nutrisystem;

(v) sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of Nutrisystem or any rights decoupled from the underlying securities held by any of the Legion Parties to any person not (A) a party to this Agreement, (B) a member of the Board, (C) an officer of Nutrisystem, or (D) an Affiliate of any Party (any person not set forth in clauses (A) through (D) shall be referred to as a “Third Party”) that would knowingly (after due inquiry) result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any, beneficial or other ownership interest representing in the aggregate in excess of five percent (5.0%) of the shares of Common Stock outstanding at such time;

(vi) take any public action in support of or make any proposal, statement or request that publicly (A) seeks to advise, control, change, or influence the Board or management of the Company, including any plans or proposals to change the voting standard with respect to director elections, number or term of directors or to fill any vacancies on the Board, except as set forth in this Agreement, (B) seeks any material change in, or criticizes, the capitalization, stock repurchase programs and practices or dividend policy of Nutrisystem, (C) seeks any other material change in, or criticizes, Nutrisystem’s management, business or corporate structure, or (D) seeks to have Nutrisystem waive or make amendments or modifications to Nutrisystem’s Amended and Restated Bylaws (as amended, the “Bylaws”), or other actions that may impede or facilitate the acquisition of control of Nutrisystem by any person;

(vii) communicate with stockholders of Nutrisystem or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act;

(viii) engage in any course of conduct with the purpose of causing stockholders of Nutrisystem to vote contrary to the recommendation of the Board on any matter presented to Nutrisystem’s stockholders for their vote at any meeting of Nutrisystem’s stockholders or by written consent;

(ix) call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Bylaws, including a “town hall meeting”;

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(x) deposit any shares of Common Stock in any voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of any shares of Common Stock (other than any such voting trust, arrangement or agreement solely among the Legion Parties that is otherwise in accordance with this Agreement);

(xi) seek, or encourage or advise any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to Nutrisystem or seek, encourage or take any other action with respect to the election or removal of any directors;

(xii) form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock; provided, however, that nothing herein shall limit the ability of an Affiliate of a Legion Party to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees in writing to be subject to, and bound by, the terms and conditions of this Agreement and, if required under the Exchange Act, files a Schedule 13D or an amendment thereof, as applicable, within two (2) business days after disclosing that the Legion Party has formed a group with such Affiliate;

(xiii) demand a copy of Nutrisystem’s list of stockholders or its other books and records or make any request under any statutory or regulatory provisions of Delaware law;

(xiv) make any request or submit any proposal to amend or waive the terms of this Section 5 other than through non-public communications with Nutrisystem that would not be reasonably likely to trigger public disclosure obligations for any Party; or

(xv) enter into any discussions, negotiations, agreements or understandings with any person with respect to any action the Legion Parties are prohibited from taking pursuant to this Section 5, or advise, assist, knowingly encourage or seek to persuade any person to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.

Notwithstanding anything to the contrary contained in this Agreement, the Legion Parties shall not be prohibited or restricted from: (A) communicating privately with the Board or any officer or director of Nutrisystem, in the manner set forth for communicating with the Company in the Company Policies applicable to all shareholders, regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications by any of the Legion Parties or their respective Affiliates, Nutrisystem or its Affiliates or any Third Party, subject in any case to any confidentiality obligations to Nutrisystem of any such director or officer and applicable law, rules or regulations; (B) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over any Legion Party or its Affiliates, provided that a breach by the Legion Parties of this Agreement is not the cause of the applicable requirement; (C) privately communicating to any of their potential investors or investors publicly available information regarding Nutrisystem, provided such communications are not otherwise reasonably expected to be publicly disclosed; or (D) disclosing its bona fide voting intention on any Extraordinary Transaction pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act.

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(b) The provisions of this Section 5 shall not limit in any respect the actions of any director of Nutrisystem in his or her capacity as such, recognizing that such actions are subject to such director’s fiduciary duties to Nutrisystem and its stockholders and the Company Policies (it being understood and agreed that neither the Legion Parties nor any of their Affiliates shall seek to do indirectly through the New Directors (or any Replacement) anything that would be prohibited if done by any of the Legion Parties or their Affiliates). The provisions of this Section 5 shall also not prevent the Legion Parties from freely voting their shares Common Stock (except as otherwise provided in Section 2 hereto).

(c) At any time the Legion Parties cease to have a Schedule 13D filed with the SEC and during the Standstill Period, upon reasonable written notice from Nutrisystem pursuant to Section 17 hereof, the Legion Parties shall promptly provide Nutrisystem with information regarding the amount of the securities of Nutrisystem (a) beneficially owned by each such entity or individual, (b) with respect to which the Legion Parties have (i) any direct or indirect rights or options to acquire or (ii) any economic exposure through any derivative securities or contracts or instruments in any way related to the price of such securities, or (c) with respect to which any Legion Party has hedged its position by selling covered call options. This ownership information provided to Nutrisystem will be kept strictly confidential unless required to be disclosed pursuant to applicable laws and regulations, any subpoena, legal process or other legal requirement or in connection with any litigation or similar proceedings in connection with this Agreement.

6. Master Services Agreement. Concurrent with the execution of the Agreement, Nutrisystem and the Leading Global Consultant will enter into a master services agreement (the “Master Services Agreement”), in a form mutually agreed to by Nutrisystem and the Leading Global Consultant, under which the Leading Global Consultant will provide, as soon as reasonably practicable after the Effective Date, the consulting services to Nutrisystem as recommended and deemed appropriate by the Leading Global Consultant in its current statement of work so that the Leading Global Consultant has sufficient opportunity to provide its input to Nutrisystem prior to Nutrisystem’s 2019 diet season marketing launch. The Legion Parties agree not to make any inquiries about, or otherwise attempt to directly or indirectly obtain any confidential information from the Leading Global Consultant or otherwise relating to the Master Services Agreement or any work or services related thereto or otherwise provided by the Leading Global Consultant.

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7. Representations and Warranties of Nutrisystem. Nutrisystem represents and warrants to the Legion Parties that (a) Nutrisystem has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by Nutrisystem, constitutes a valid and binding obligation and agreement of Nutrisystem, and is enforceable against Nutrisystem in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, and (c) the execution, delivery and performance of this Agreement by Nutrisystem does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which Nutrisystem is a party or by which it is bound.

8. Representations and Warranties of the Legion Parties. Each Legion Party jointly and severally represents and warrants to Nutrisystem that (a) this Agreement has been duly and validly authorized, executed and delivered by such Legion Party, and constitutes a valid and binding obligation and agreement of such Legion Party, enforceable against such Legion Party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (b) such Legion Party has the power and authority to execute this Agreement and any other documents or agreements entered into in connection with this Agreement on behalf of itself and the applicable Legion Party associated with that signatory’s name, and to bind such Legion Party to the terms hereof and thereof, (c) the execution, delivery and performance of this Agreement by such Legion Party does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, and (d) the Legion Parties do not consider either New Director (or any Replacement) to be a stockholder designee or stockholder representative of any Legion Party. The Legion Parties have not entered into, nor will enter into during the Standstill Period, any contract, agreement, arrangement, commitment or understanding (whether written or oral) between any Legion Party or any of its Affiliates, on the one hand, and any New Director (or any Replacement), on the other hand, relating to ownership of Company securities or his or her service as a director of the Company.

9. SEC Filings.

(a) No later than two (2) business days following the date of this Agreement, Nutrisystem shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement. Nutrisystem shall provide the Legion Parties with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of the Legion Parties.

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(b) No later than two (2) business days following the date of this Agreement, the Legion Parties shall file with the SEC an amendment to that certain Schedule 13D, dated August 2, 2018 (the “Schedule 13D”), in compliance with Section 13 of the Exchange Act reporting their entry into this Agreement and appending this Agreement as an exhibit thereto or incorporating this Agreement by reference to Nutrisystem's Current Report on Form 8-K referred to in Section 9(a) hereof (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the terms of this Agreement. The Legion Parties shall provide Nutrisystem with a reasonable opportunity to review and comment on the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of Nutrisystem.

10. Term; Termination. The term of this Agreement shall commence on the Effective Date and shall continue until ten (10) business days prior to the deadline under the Bylaws in effect on the Effective Date for director nominations and stockholder proposals for the 2020 Annual Meeting (the “Termination Date”), except as otherwise set forth herein. Termination of this Agreement shall not relieve any Party from its responsibilities in respect of any breach of this Agreement prior to such termination.

11. Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby; provided, however, that Nutrisystem shall reimburse the Legion Parties for their reasonable, documented out-of-pocket fees and expenses, including such fees and expenses of counsel for the Legion Parties, incurred in connection with the 2019 Annual Meeting and the negotiation and execution of this Agreement, up to $50,000 in the aggregate.

12. No Other Discussions or Arrangements. The Legion Parties represent and warrant that, as of the date of this Agreement, except as specifically disclosed on the Schedule 13D, or as disclosed to Nutrisystem in writing prior to the Effective Date, (a) the Legion Parties do not own, of record or beneficially, any voting securities of Nutrisystem or any securities convertible into, or exchangeable or exercisable for, any voting securities of Nutrisystem and (b) the Legion Parties have not entered into, directly or indirectly, any agreements or understandings with any person (other than their own Representatives) with respect to any potential transaction involving Nutrisystem or the voting or disposition of any securities of Nutrisystem.

13. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of Delaware. Each Party agrees that it shall bring any suit, action or other proceeding in respect of any claim arising out of or related to this Agreement (each, an “Action”) exclusively in (a) the Delaware Court of Chancery in and for New Castle County, (b) in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware or (c) in the event (but only in the event) such courts identified in clauses (a) and (b) do not have subject matter jurisdiction over such Action, any other Delaware state court (collectively, the “Chosen Courts”), and, solely in connection with an Action, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) irrevocably submits to the exclusive venue of any such Action in the Chosen Courts and waives any objection to laying venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto and (iv) agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 17 of this Agreement. Each Party agrees that a final judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon each of the Parties and may be enforced in any other courts the jurisdiction of which each of the Parties is or may be subject, by suit upon such judgment.

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14. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15. Specific Performance. Each of the Parties acknowledges and agrees that irreparable injury to the other Parties would occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each of the Parties (the “Moving Party”) shall be entitled to specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other Parties will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The Parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. The remedies available pursuant to this Section 15 shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

16. Certain Definitions. As used in this Agreement:

(a) “Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, persons who become Affiliates subsequent to the date of this Agreement;

(b) “Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, persons who become Associates subsequent to the date of this Agreement;

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(c) “beneficial owner”, “beneficial ownership” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(d) “business day” shall mean any day other than a Saturday, Sunday or day on which the commercial banks in the State of New York are authorized or obligated to be closed by applicable law;

(e) a “Change of Control” transaction shall be deemed to have taken place if (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of Nutrisystem representing more than fifty percent (50%) of the equity interests and voting power of Nutrisystem’s then outstanding equity securities, (ii) Nutrisystem enters into a merger or a stock-for-stock transaction whereby immediately after the consummation of the transaction Nutrisystem’s stockholders retain less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then outstanding equity securities or (iii) Nutrisystem sells all or substantially all of its assets;

(f) “Extraordinary Transaction” shall mean any equity tender offer, equity exchange offer, merger, acquisition, business combination, or other transaction with a Third Party that, in each case, would result in a Change of Control of Nutrisystem, liquidation, dissolution, restructuring, equity issuance greater than 20% of the Company’s then outstanding capital stock, distribution, spin-off, material joint venture or other extraordinary transaction involving a majority of its equity securities or a majority of its assets, in one or a series of transactions and, for the avoidance of doubt, including any such transaction with a Third Party that is submitted for a vote of Nutrisystem’s stockholders;

(g) “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind, structure or nature; and

(h) “Representative” shall mean a person’s Affiliates and Associates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives.

17. Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email (with confirmation of transmission) if sent during normal business hours of Nutrisystem, and on the next business day if sent after normal business hours of Nutrisystem; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth in this Section 17 (or to such other address that may be designated by a Party from time to time in accordance with this Section 17).

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If to Nutrisystem, to its address at:

Nutrisystem, Inc.

Fort Washington Executive Center

600 Office Center Drive

Fort Washington, Pennsylvania 19034

Attention: Ralph J. Mauro

With a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, NY 10103-0040

Attention: Lawrence S. Elbaum

C. Patrick Gadson

If to a Legion Party, to the address at:

9401 Wilshire Boulevard, Suite 705

Beverly Hills, California 90212

Attention: Christopher S. Kiper

With a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attention: Steve Wolosky

Elizabeth Gonzalez-Sussman

18. Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party.

19. Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

21. Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties, provided that each Party may assign any of its rights and delegate any of its obligations hereunder to any person or entity that acquires substantially all of that Party’s assets, whether by stock sale, merger, asset sale or otherwise. Any purported assignment or delegation in violation of this Section 21 shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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22. Waivers. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

23. Public Announcement. Promptly following the execution of this Agreement, the Company shall issue a press release (the “Press Release”) substantially in the form attached hereto as Exhibit A. Prior to the issuance of the Press Release, neither the Company nor any Legion Party shall issue any press release or make any public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Party.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

NUTRISYSTEM:

NUTRISYSTEM, INC.

By:	/s/ Dawn Zier
	Name:	Dawn Zier
	Title:	CEO

Signature Page to

Cooperation Agreement

LEGION PARTIES:

LEGION PARTNERS, L.P.I

By:	Legion Partners Asset Management, LLC Investment Advisor

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

LEGION PARTNERS, L.P.II

By:	Legion Partners Asset Management, LLC Investment Advisor

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

LEGION PARTNERS SPECIAL OPPORTUNITIES, L.P. X

By:	Legion Partners Asset Management, LLC Investment Advisor

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

LEGION PARTNERS, LLC

By:	Legion Partners Holdings, LLC Managing Member

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

Signature Page to

Cooperation Agreement

LEGION PARTNERS ASSET MANAGEMENT, LLC

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

LEGION PARTNERS HOLDINGS, LLC

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

CHRISTOPHER S. KIPER

By:	/s/ Christopher S. Kiper
	Name:	Christopher S. Kiper
	Title:	Managing Director

RAYMOND WHITE

By:	/s/ Raymond White

Signature Page to

Cooperation Agreement

Exhibit A

Nutrisystem Names Tricia Han and Ben Kirshner To Board Of Directors

FORT WASHINGTON, Pa.--(BUSINESS WIRE)--Oct 23, 2018--The Board of Directors of Nutrisystem, Inc. ( Nasdaq: NTRI ) today announced that after completing a comprehensive search, it has expanded the Board to ten members and appointed Tricia Han and Ben Kirshner as new directors, effective immediately.

“As a leader in the health and wellness category, Nutrisystem has tremendous opportunities for growth, leveraging its multi-brand strategy and multi-channel platforms. Tricia and Ben have a combined expertise in digital product, digital marketing and ad tech solutions that aligns with the company’s strategic vision,” said Mike Hagan, Chairman of the Nutrisystem Board. “We look forward to benefitting from the insights and experience that Tricia and Ben will bring us and thank Legion Partners for their assistance in helping to identify Board candidates and other outside resources.”

Since 2017, Ms. Han, 47, has been the Chief Executive Officer of Daily Burn, a leading fitness tech brand that provides streaming content and interactive, motivational tools to help people in their quest for health and wellness. Daily Burn is an operating business of IAC. Prior to her role with Daily Burn, Ms. Han served as the Chief Product Officer of Dotdash (formerly About.com), one of the top twenty largest content publishers on the Internet, and another operating business of IAC. She has also had product and general management roles at WebMD and DailyCandy. She earned her Bachelor of Arts from Cornell University.

Mr. Kirshner, 40, is the Chief Executive Officer of Elite SEM, Inc., a business he founded in 2004. Elite SEM is a performance-driven, digital marketing agency that serves more than 800 clients and manages a collective online marketing spend of more than $1 billion. Mr. Kirshner also is the founder of CoffeeForLess.com, Inc., an internet retailer top 500 site for many years, created in 1998. He began his career as an account executive with 24/7 Media Inc., a digital technology company. He earned his Bachelor of Business Administration from George Washington University.

“I’m very excited to join the Nutrisystem board,” said Ms. Han. “The company has terrific opportunities to extend its leadership position in the health and wellness category, and I look forward to lending my expertise in helping the company achieve its vision.”

Mr. Kirshner said, “I’ve admired what the Nutrisystem management team has accomplished over the last five years and its focus on performance-based marketing. I look forward to contributing my digital experience with other online marketers to help the company realize its full potential.”

About Nutrisystem, Inc.

Nutrisystem, Inc. ( Nasdaq: NTRI ) is a leading provider of health and wellness and weight management products and services and has helped millions of people lose weight over the course of more than 45 years. The company’s multi-brand approach to weight loss includes multiple plans for 2018. For more information, go to NutrisystemNews.com and Newsroom.SouthBeachDiet.com.

CONTACT:

Nutrisystem, Inc.

Robin McConnell Shallow

Senior Vice President, Communications

215-346-8068

rshallow@nutrisystem.com

 or

ICR, Inc.

John Mills, Partner

646-277-1254

ir@nutrisystem.com

John.Mills@Icrinc.com